Exhibit 99.1

MEREDITH CONTINUES AGGRESSIVE EXECUTION OF TIME INC. INTEGRATION PLAN

DES MOINES, IA (March 21, 2018) – Meredith Corporation (NYSE: MDP; meredith.com) – the leading media and marketing company reaching 175 million Americans every month including 80 percent of U.S. Millennial women – announced today several initiatives as part of its aggressive execution of an integration strategy outlined following its acquisition of the Time Inc. media brands, which closed on January 31, 2018.

Meredith’s strategy centers on four major initiatives:

•	Conduct a portfolio review of all its media assets and divest those not core to its business;

•	Improve advertising and circulation performance of the Time Inc. properties to industry norms;

•	Grow revenue and raise profit margins on Time Inc. digital properties to Meredith’s levels; and

•	Achieve annual cost synergies in $400 million to $500 million range in first two years of operations.

“We have made significant progress executing on these initiatives since we closed on the acquisition just six weeks ago,” said Meredith President and CEO Tom Harty. “For example, today we are announcing we have completed our portfolio review and decided to explore the sale of the TIME, Sports Illustrated, Fortune, and Money brands. These are attractive properties with strong consumer reach. However, they have different target audiences and advertising bases, and we believe each brand is better suited for success with a new owner. We are pleased with the inbound interest we have received, and we are confident these brands will be positioned for growth with an owner that shares Meredith’s respect for editorial integrity and independence.”

Meredith will not comment further until potential agreements have been reached. Today’s announcement follows the sale of several other acquired Time Inc. properties, including Time Inc. UK and Golf.

Additionally, Meredith said it will soon unveil a new brand-centered sales organization and go-to-market strategy that fully leverages its new powerful media portfolio, including its enhanced digital reach. These will be outlined during all-employee meetings beginning March 28.

“No one in the media marketplace can come close to offering such a full range of multiplatform powerhouse brands,” said Harty. “We are excited about sharing our targeted consumer-reach strategies and innovative marketing solutions with our clients.”

Finally, Meredith today announced headcount reductions, part of its plan to realize between $400 to $500 million of cost synergies from the Time Inc. acquisition. Approximately 200 employees have been notified that their positions have been eliminated. Additionally, Meredith said approximately 1,000 more positions will be eliminated over the next 10 months. Previously, Meredith announced the elimination of approximately 600 positions as it transitions subscription fulfillment operations to a lower-cost provider. These headcount reductions do not include the impact of any potential divestitures. These actions are key pieces of Meredith’s previously stated strategy to eliminate duplicative positions and consolidate certain functions at the company’s headquarters in Des Moines, where operational costs are significantly less.

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE: MDP; meredith.com) has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms — including broadcast television, print, digital, mobile and video — to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith’s National Media Group reaches 175 million unduplicated American consumers every month, including 80 percent of U.S. Millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, home, parenting, beauty and fashion. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com, as well as innovative business-to-business marketing solutions provided by Meredith Xcelerated Marketing.

Meredith’s Local Media Group includes 17 television stations reaching more than 11 percent of U.S. households. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 and 13 in Top 50 markets. Meredith’s stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations.

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MEDIA CONTACT: Art Slusark, Chief Communications Officer: (515) 284-3404; art.slusark@meredith.com

INVESTOR CONTACT: Mike Lovell, Director of Investor Relations: (515) 284-3622; mike.lovell@meredith.com